[GRAPHIC OMITTED]                                                  Exhibit 99.1

Contact: Will Seippel
Chief Financial Officer
404-525-7272


             AIRGATE PCS, INC. RECEIVES DELISTING notice FROM NASDAQ
                         ----------------------------------
            COMPANY'S COMMON STOCK TO BE TRADED ON OTC BULLETIN BOARD

ATLANTA (April 7, 2003) - AirGate PCS, Inc. (NASDAQ/NM: PCSA), a PCS affiliate of Sprint, today announced that a Nasdaq Listing Qualifications Panel has determined that the Company does not satisfy the requirements for continued listing on the Nasdaq National Market. As previously announced, the Company was notified by Nasdaq on January 28, 2003 of the Company's failure to regain compliance with the minimum $1.00 bid price per share requirement contained in Marketplace Rule 4450(a)(5) and its noncompliance with the minimum $10 million stockholders' equity requirement contained in Marketplace Rule 4450(a)(3), under Maintenance Standard 1, and the market value of publicly held shares and minimum bid requirement contained in Marketplace Rule 4450(b)(3) and (4), under Maintenance Standard 2, for continued listing on The Nasdaq National Market.

Accordingly, Nasdaq has determined to delist the Company's securities from the Nasdaq National Market effective at the open of business tomorrow, April 8, 2003. The Company expects its common stock will trade on the OTC Bulletin Board under the same symbol "PCSA" following its delisting from Nasdaq.

Commenting on the announcement, Thomas M. Dougherty, president and chief executive officer of AirGate PCS, said, "Obviously we are disappointed with Nasdaq's decision. Daily closing price quotations on AirGate PCS' shares will be available to investors through brokerage terminals, most popular Web sites and the OTC Bulletin Board site, www.otcbb.com. More importantly, we continue to focus on the execution of our business plan with the primary objective of improving our operations and enhancing long-term shareholder value."

About AirGate PCS

AirGate PCS, Inc., excluding its unrestricted subsidiary iPCS, is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over 7.1 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; and Augusta and Savannah, Georgia.

iPCS, Inc., a wholly owned unrestricted subsidiary of AirGate PCS, Inc., is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 37 markets in Illinois, Michigan, Iowa and eastern Nebraska. The territories include over 7.4 million residents in key markets such as Grand Rapids, Michigan; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa.

AirGate and iPCS are separate corporate entities that have discrete and independent financing sources, debt obligations and sources of revenue. As an unrestricted subsidiary, iPCS's lenders, noteholders and creditors do not have a lien or encumbrance on assets of AirGate. Further, AirGate generally cannot provide capital or other financial support to iPCS. iPCS has filed a Chapter 11 petition under the federal bankruptcy laws for the purpose of effecting a court-ordered reorganization.

About Sprint

Sprint operates the largest, 100-percent digital, nationwide PCS wireless network in the United States, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled Phones and devices. For more information on products and services, visit www.sprint.com/mr. PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with approximately 72,000 employees worldwide and nearly $27 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the art network technologies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about AirGate, iPCS, the wireless industry, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results to differ include: the liquidity and potential restructuring of iPCS, including the potential loss of all value in the iPCS common stock held by AirGate; the unsettled nature of the wireless market; the potential need for additional sources of liquidity; the current economic slowdown; the potential to continue to experience a high rate of customer turnover; our ability to predict future customer growth, as well as other key operating metrics; the competitiveness and impact of Sprint wireless pricing plans, products and services; the ability to successfully launch and leverage 3G products and services; customer credit quality; our ability to retain customers; the ability of Sprint to provide back office, customer care and other services; the prices charged by Sprint for its services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; rates of penetration in the wireless industry; impacts of spending cuts on network quality, customer retention and customer growth; anticipated future losses; the significant level of indebtedness of each of AirGate and iPCS; adequacy of bad debt and other reserves; and the liquidity and volatility of AirGate PCS' stock price.

For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' filings with the Securities and Exchange Commission ("SEC"), especially in the "risk factors" section of AirGate PCS' Form 10-K for the fiscal year ended September 30, 2002 and Form 10-Q for the quarter ended December 31, 2002, and in subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.